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                               ELEVENTH AMENDMENT

                     AGREEMENT made as of May 24, 2001 (the "Effective Date"), between GREY GLOBAL GROUP INC., a Delaware corporation with principal offices at 777 Third Avenue, New York, New York 10017 ("Grey"), and Edward H. Meyer, residing at 580 Park Avenue, New York, New York 10021 ("Meyer").

                     Meyer is employed by Grey as its President, Chairman of the Board and Chief Executive Officer pursuant to an employment agreement originally executed effective February 9, 1984 and amended from time to time thereafter (such employment agreement, as so amended, being hereinafter referred to as the "Current Agreement").

                     The parties desire to amend the Current Agreement in certain respects.

                     NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

                     1. Capitalized Terms. Capitalized terms used herein, unless otherwise defined herein, have the meaning ascribed to such terms in the Current Agreement.

                     2. Section 1 of the Current Agreement is hereby amended and restated to read as follows:

                        1. Employment; Term. For the period beginning on the date hereof and ending on December 31, 2004, Grey shall continue to employ Meyer as the President, Chairman of the Board and Chief Executive Officer ("Chief Executive Officer") of Grey with full responsibility for supervision of all corporate affairs, reporting only to the Board of Directors of Grey ("Board").

                     3. Section 4(a) of the Current Agreement is hereby amended so that the phrase "December 2002" is deleted and replaced with the phrase "December 2004".

                     4. Section 4(b) of the Current Agreement is hereby amended so that the phrase "December 31, 2002" is deleted and replaced by the phrase "December 31, 2004".

                     5. Section 4(c) of the Current Agreement is hereby amended so that the phrase "upon Meyer's retirement from Grey at December 31, 2002" is deleted and replaced by the phrase "upon Meyer's retirement from Grey on or after December 31, 2004".

                     6. Section 4(c) of the Current Agreement is hereby amended so that the phrase "January 2003" is deleted and replaced by the phrase "the first week of the month immediately following the month of Meyer's retirement on or after December 31, 2004".

                     7. Section 13 of the Current Agreement is hereby amended and restated to read as follows:

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                     13. Certain Post-Termination Arrangements. In recognition
of the high degree of prominence Meyer has achieved in Grey's industry and his close association with Grey in the minds of clients, industry professionals and the public at large, and in further recognition of the benefits accruing to Grey in maintaining such prominence, upon termination of Meyer's full-time employment as Chief Executive Officer pursuant to this Agreement for any reason other than
Cause:

                     13.1 for the remainder of Meyer's life (the "Continuation Period"), Grey shall, at its expense, furnish Meyer with:

                        (a) office facilities on a floor regularly used by top management, such office facilities to be comparable in quality and floor location and no less than one-half the size of those utilized by Meyer immediately prior to such termination and located in the midtown Manhattan area, or at Meyer's option, either in the building then housing Grey or in a building of comparable quality,

                        (b) for the first five years after such termination, two secretaries having skill levels comparable to skill levels of the senior secretaries utilized by Meyer immediately prior to such termination with salary and benefits and office accommodations and facilities comparable to those of the senior secretaries utilized by Meyer during his employment hereunder (each such secretary, a "Secretary"), and for the remainder of the Continuation Period, one Secretary; and

                        (c) such other staff assistance and office support services as shall be reasonably necessary for Meyer to satisfactorily pursue his personal and professional activities including, if applicable, the Consulting Services described in Section 12 hereof; provided, however, that Grey shall furnish such office support services to Meyer only from the building then housing Grey;

                     13.2 for a period of five years, Grey shall (A) furnish Meyer with a car and a driver comparable to the car and driver furnished him during his employment as Chief Executive Officer of Grey, to be used by Meyer as he sees fit, and (B) pay all the associated expenses of such car and driver on the same basis as it paid such expenses during Meyer's employment as Chief Executive Officer of Grey;

                     13.3 Grey shall reimburse Meyer for all travel and entertainment expenses not exceeding $100,000 per annum for a period of five years after such termination incurred by him in performing services for Grey (as determined by Meyer in his sole discretion), provided that Meyer provides written documentation for such expenses in a manner which reasonably conforms to Grey's policy as Meyer shall reasonably determine, and provided further that the $100,000 amounts shall be adjusted as of January 1, 1989 and as of each January 1 thereafter ending with the January 1 in the year in which such termination occurs, to reflect increases in the Consumer Price Index published by the Bureau of Labor Statistics For All Urban Customers, New York

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            Northeastern New Jersey Index (for these purposes, the base year for such expenses shall be 1988);

                               13.4 in view of Meyer's lengthy experience and grasp of the needs of charities in the communities of which Grey is a part, Grey charges and invests Meyer, for each of the first five years after such termination, with the responsibility and authority for direction of $100,000 of the annual charitable contributions of Grey, it being understood that such amounts shall be reduced in each year by (A) any monies donated by the trustees of the Good Neighbor Foundation and other similar foundations based in part on Meyer's recommendation and (B) any monies donated by Grey to charitable institutions pursuant to commitments made by Meyer on behalf of Grey prior to such termination;

                               13.5 for a period of five years, Grey shall provide Meyer access to the executive dining rooms and kitchen facilities of Grey on a basis comparable to the basis on which such facilities were provided to Meyer as Chief Executive Officer of Grey; and

                               13.6 within 120 days after such termination, Meyer may purchase from Grey, at the then depreciated book value to Grey, up to $100,000 (based on such depreciated book value) of the furnishings, including without limitation the paintings, contained in his office immediately prior to such termination.




            Notwithstanding the foregoing, Grey may (a) on ten (10) days' written notice to Meyer, suspend its payments for such office facilities, Secretaries and staff assistance and office support services and/or car and driver if Meyer is unable regularly to make use of such office facilities and office support services, Secretaries and staff assistance and/or car and driver, as the case may be, because of a disability which persists for a period of 18 months, or (b) terminate its payments for such office facilities, Secretaries, and staff assistance and office support and car and driver if Meyer should not be in compliance with Section 8 hereof (as modified by Section 11 hereof). Any suspension of payments for facilities and services as described in this paragraph shall apply only to those facilities and services of which Meyer is not able regularly to make use because of a disability, which persists for a period of 18 months. Notwithstanding any suspension described in clause (a) of the first sentence of this paragraph, upon recovery of Meyer from his disability, Grey shall reinstate such payments for the above described facilities and services, provided that the period of time during which Meyer is entitled to such facilities and services has not expired. For the purposes of this paragraph, the term "disability" shall mean Meyer's physical or mental incapacity so as to render him incapable of making use of any one or more of the facilities and services described in this paragraph. To establish a status of disability as provided in the preceding sentence, there must first be issued in writing a determination of disability. A determination of disability may be issued at the initiation of Grey, Meyer or a legal representative of Meyer. A determination of disability shall be issued upon the written certification of a


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            qualified medical doctor agreed to by Grey and Meyer or, in the event of Meyer's incapacity to designate a doctor, Meyer's legal representative. In the absence of agreement between Grey and Meyer (or his legal representative), each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to the disability. In the event that either Meyer or Grey shall desire to establish whether Meyer is disabled, Meyer (or his legal representative) and Grey shall use their respective best efforts to cooperate so that a prompt determination can be reached and Meyer shall make himself available, as reasonably requested by Grey, for examination by a doctor in accordance with this paragraph. The facilities and services described in this Section 13 shall not accrue to the benefit of Sandra Meyer (in the event of Meyer's death).

              8. Status of Current Agreement. This Amendment shall be effective as of the Effective Date, and, except as set forth herein, the Current Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.



                                             GREY GLOBAL GROUP INC.


                                             By __________________


                                                __________________
                                                 Edward H. Meyer